Computation of Ratios of                                              EXHIBIT 12
Earnings to Fixed Charges

                             American International Group, Inc. and Subsidiaries

(in thousands, except ratios)
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YEARS ENDED DECEMBER 31,                                             1996            1995          1994          1993          1992
====================================================================================================================================
Income before income taxes and cumulative effect of
   accounting changes                                             $4,013,222    $3,465,883    $2,951,979    $2,601,081    $2,137,048
Less-Equity income of less than 50% owned persons                    121,347        91,444        54,091        43,966        40,148
Add-Dividends from less than 50% owned persons                        13,431         6,515         4,660         4,349         5,147
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                                                                   3,905,306     3,380,954     2,902,548     2,561,464     2,102,047
Add-Fixed charges                                                  1,614,703     1,483,752     1,404,633     1,213,487     1,233,132
Less-Capitalized interest                                             50,352        50,746        46,023        42,699        38,725
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Income before income taxes, cumulative effect of
   accounting changes and fixed charges                           $5,469,657    $4,813,960    $4,261,158    $3,732,252    $3,296,454
====================================================================================================================================
Fixed charges:
   Interest costs                                                 $1,541,670    $1,411,886    $1,335,300    $1,146,654    $1,166,732
   Rental expense*                                                    73,033        71,866        69,333        66,833        66,400
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Total fixed charges                                               $1,614,703    $1,483,752    $1,404,633    $1,213,487    $1,233,132
====================================================================================================================================
Ratio of earnings to fixed charges                                      3.39          3.24          3.03          3.08          2.67
====================================================================================================================================

*   The proportion deemed representative of the interest factor.


The ratios shown are significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, excluding the effects of the operating results of AIGFP, are 5.18, 4.77, 5.25,
5.66 and 5.15 for 1996, 1995, 1994, 1993 and 1992, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.


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